Exhibit 99

1016 Civic Center Drive NW - Rochester, MN 55901 - Phone (507) 535-1200 - Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS AND ANNUAL MEETING

Fourth Quarter Highlights

●	Net income of $1.2 million, down $1.2 million from $2.4 million for fourth quarter of 2018
●	Diluted earnings per share of $0.27, down $0.24 from $0.51 for fourth quarter of 2018
●	Net interest margin of 3.76%, down 30 basis points from 4.06% for fourth quarter of 2018
●	Non-interest expense of $7.3 million, up $1.0 million from $6.3 million for fourth quarter of 2018
●	Gain on sale of loans of $1.1 million, up $0.6 million from $0.5 million for fourth quarter of 2018

Annual Highlights

●	Net income of $7.8 million, down $0.4 million from $8.2 million for 2018
●	Diluted earnings per share of $1.68, down $0.03 from $1.71 for 2018
●	Net interest margin of 4.04%, up 1 basis point from 4.03% for 2018
●	Non-interest expense of $27.1 million, up $1.7 million from $25.4 million for 2018
●	Gain on sale of loans of $2.9 million, up $0.8 million from $2.1 million for 2018

Net Income Summary	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands, except per share amounts)	2019	2018	2019	2018
Net income	$1,236	2,352	$7,793	8,236
Diluted earnings per share	0.27	0.51	1.68	1.71
Return on average assets (annualized)	0.64%	1.29%	1.05%	1.14%
Return on average equity (annualized)	5.29%	11.24%	8.74%	9.88%
Book value per share	$19.13	17.19	$19.13	17.19

ROCHESTER, MINNESOTA, January 28, 2020 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $778 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.2 million for the fourth quarter of 2019, a decrease of $1.2 million compared to net income of $2.4 million for the fourth quarter of 2018. Diluted earnings per share for the fourth quarter of 2019 was $0.27, a decrease of $0.24 from the diluted earnings per share of $0.51 for the fourth quarter of 2018. The decrease in net income between the periods was because of a $1.0 million increase in non-interest expenses primarily related to increased compensation and professional services costs, a $0.2 million decrease in net interest income due to an increase in the average rates paid on deposits, and a $0.4 million increase in the loan loss provision. These decreases in net income were partially offset by a $0.6 million increase in the gain on sales of loans between the periods.

President’s Statement

“Maintaining net interest margin in the current rate environment continues to be a challenge for not only our bank but the financial industry as a whole,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “Despite the margin challenges, we are pleased to report the increase in our mortgage loan origination activity and the related gain on sale of loans that we experienced during the fourth quarter of 2019. We continue to focus our efforts on improving the financial performance of our core banking operations while maintaining the credit quality of our loan portfolio.”

Fourth Quarter Results

Net Interest Income

Net interest income was $6.9 million for the fourth quarter of 2019, a decrease of $0.2 million, or 2.8%, from $7.1 million for the fourth quarter of 2018. Interest income was $7.9 million for the fourth quarter of 2019, an increase of $0.1 million, or 0.82%, from $7.8 million for the fourth quarter of 2018. Interest income increased primarily because of the $35.4 million increase in the average interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.25% for the fourth quarter of 2019, a decrease of 18 basis points from 4.43% for the fourth quarter of 2018. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $0.9 million for the fourth quarter of 2019, an increase of $0.2 million, or 40.6%, from $0.7 million for the fourth quarter of 2018. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.54% for the fourth quarter of 2019, an increase of 13 basis points from 0.41% for the fourth quarter of 2018. The increase in the interest paid on interest-bearing liabilities was primarily because of the lag in the market’s response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019. Net interest margin (net interest income divided by average interest-earning assets) for the fourth quarter of 2019 was 3.76%, a decrease of 30 basis points, compared to 4.06% for the fourth quarter of 2018. The decrease in the net interest margin is primarily related to the increase in interest expense as a result of the lag in the markets response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019 coupled with a decrease in the average yield earned on interest-earning assets between the periods.

A summary of the Company’s net interest margin for the three month periods ended December 31, 2019 and 2018 is as follows:

	For the three month period ended
	December 31, 2019			December 31, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$91,940	449	1.94%	$79,204	345	1.72%
Loans held for sale	4,567	43	3.76	1,840	27	5.70
Mortgage loans, net	120,117	1,248	4.12	116,341	1,212	4.13
Commercial loans, net	394,667	5,003	5.03	397,617	5,130	5.12
Consumer loans, net	70,302	896	5.06	73,665	941	5.07
Other	51,838	222	1.70	29,393	142	1.92
Total interest-earning assets	$733,431	7,861	4.25	$698,060	7,797	4.43

Interest-bearing liabilities:
Checking accounts	$98,280	30	0.12	$84,620	21	0.10
Savings accounts	79,550	15	0.07	76,309	15	0.08
Money market accounts	186,557	294	0.63	202,325	255	0.50
Certificates	126,479	575	1.80	113,740	359	1.25
Total interest-bearing liabilities	$490,866			$476,994
Non-interest checking	174,100			157,838
Other non-interest bearing deposits	2,137			1,435
Total interest-bearing liabilities and non-interest bearing deposits	$667,103	914	0.54	$636,267	650	0.41
Net interest income		6,947			7,147
Net interest rate spread			3.71%			4.02%
Net interest margin			3.76%			4.06%

Provision for Loan Losses

The provision for loan losses was $0.2 million for the fourth quarter of 2019, an increase of $0.4 million from the ($0.2) million provision for loan losses for the fourth quarter of 2018. The provision for loan losses increased between the periods primarily because of an increase in the risk rating downgrades on certain commercial real estate loans between the periods. Total non-performing assets were $2.7 million at December 31, 2019, an increase of $0.6 million, or 29.3%, from $2.1 million at September 30, 2019. Non-performing loans increased $0.6 million and foreclosed and repossessed assets did not change during the fourth quarter of 2019. The increase in non-performing loans was primarily related to a single commercial loan in the trucking industry that was classified as a non-accrual loan during the fourth quarter of 2019.

A reconciliation of the allowance for loan losses for the fourth quarters of 2019 and 2018 is summarized as follows:

(Dollars in thousands)	2019	2018
Balance at September 30,	$8,195	$8,832
Provision	236	(167)
Charge offs:
Consumer	(14)	(85)
Commercial business	(10)	0
Recoveries	157	106
Balance at December 31,	$8,564	$8,686

Allocated to:
General allowance	$7,839	$7,892
Specific allowance	725	794
	$8,564	$8,686

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2018.

	December 31,	September 30,	December 31,
(Dollars in thousands)	2019	2019	2018
Non-Performing Loans:
Single family	$617	$574	$730
Commercial real estate	184	293	1,311
Consumer	659	513	489
Commercial	621	99	148
Total	2,081	1,479	2,678

Foreclosed and Repossessed Assets:
Single family	166	166	0
Commercial real estate	414	414	414
Total non-performing assets	$2,661	$2,059	$3,092
Total as a percentage of total assets	0.34%	0.27%	0.43%
Total non-performing loans	$2,081	$1,479	$2,678
Total as a percentage of total loans receivable, net	0.35%	0.25%	0.46%
Allowance for loan losses to non-performing loans	411.45%	554.16%	324.27%

Delinquency Data:
Delinquencies (1)
30+ days	$1,167	$2,541	$1,453
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.34%	0.42%	0.24%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.5 million for the fourth quarter of 2019, an increase of $0.6 million, or 29.1%, from $1.9 million for the fourth quarter of 2018. Gain on sales of loans increased $0.6 million between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million due to an increase in the gains realized on equity investments between the periods. Loan servicing fees increased slightly between the periods due to an increase in the single family loans being serviced. These increases were partially offset by a $0.1 million decrease in fees and service charges due primarily to a decrease in late charges and overdraft fees.

Non-interest expense was $7.3 million for the fourth quarter of 2019, an increase of $1.0 million, or 16.4%, from $6.3 million for the fourth quarter of 2018. Compensation and benefits expense increased $0.5 million primarily because of annual salary increases, the opening of a new branch location, and an increase in the compensation and incentives paid as a result of the increased mortgage loan production between the periods. Professional services expense increased $0.2 million between the periods primarily because of an increase in legal expenses relating to a bankruptcy litigation claim. Other non-interest expense increased $0.2 million due primarily to an increase in mortgage loan servicing expenses because of an increase in serviced loans that were refinanced between the periods and an increase in advertising expenses. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and non-capitalized repair and maintenance costs.

Income tax expense was $0.6 million for the fourth quarter of 2019, the same as for the fourth quarter of 2018. Income tax expense remained the same despite the decrease in pre-tax income between the periods because of an increase in the effective tax rate. The effective tax rate increased primarily because of a change in the tax deductibility of certain expenses between the periods.

Return on Assets and Equity

Return on average assets (annualized) for the fourth quarter of 2019 was 0.64%, compared to 1.29% for the fourth quarter of 2018. Return on average equity (annualized) was 5.29% for the fourth quarter of 2019, compared to 11.24% for the same period of 2018. Book value per share at December 31, 2019 was $19.13, compared to $17.19 at December 31, 2018.

Annual Results

Net Income

Net income was $7.8 million for 2019, a decrease of $0.4 million, or 5.4%, compared to net income of $8.2 million for 2018. Diluted earnings per share for the year ended December 31, 2019 was $1.68, a decrease of $0.03 per share compared to diluted earnings per share of $1.71 for the year ended December 31, 2018. The decrease in net income between the periods was because of a $1.7 million increase in non-interest expenses primarily related to increased compensation and professional services costs and a $0.4 million increase in income tax expense. These decreases in net income were partially offset by $0.8 million increase in the gain on sales of loans, a $0.6 million decrease in the loan loss provision, and a $0.4 million increase in net interest income due to an increase in the average interest earning assets between the periods.

Net Interest Income

Net interest income was $28.6 million for 2019, an increase of $0.5 million, or 1.4%, from $28.1 million for the same period of 2018. Interest income was $31.9 million for 2019, an increase of $1.5 million, or 5.0%, from $30.4 million for the same period of 2018. Interest income increased primarily because of the increase in the average yield earned on interest-earning assets between the periods. The average yield earned on interest-earning assets was 4.51% for 2019, an increase of 16 basis points from 4.35% for 2018. The increase in the average yield is primarily related to the increase in the average prime rate between the periods.

Interest expense was $3.3 million for 2019, an increase of $1.1 million, or 49.5%, compared to $2.2 million in 2018. The average interest rate paid on interest-bearing liabilities and non-interest-bearing deposits was 0.52% for 2019, an increase of 17 basis points from 0.35% for 2018. The increase in the interest paid on interest-bearing liabilities was primarily because of the lag in the timing of the market’s response in lowering deposit pricing when the federal funds rate decreased in the second half of 2019 and an increase in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for 2019 was 4.04%, an increase of 1 basis point compared to 4.03% for 2018. The increase in the net interest margin is primarily related to the increase in interest income as a result of the increase in the average yield earned on the interest-earning assets between the periods.

A summary of the Company’s net interest margin for 2019 and 2018 is as follows:

	For the twelve month period ended
	December 31, 2019			December 31, 2018
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$82,383	1,500	1.82%	$79,377	1,335	1.68%
Loans held for sale	2,959	125	4.22	1,765	89	5.04
Mortgage loans, net	116,411	4,992	4.29	113,283	4,624	4.08
Commercial loans, net	400,503	20,969	5.24	400,783	20,206	5.04
Consumer loans, net	72,607	3,701	5.10	72,598	3,616	4.98
Other	31,679	603	1.90	30,567	511	1.67
Total interest-earning assets	$706,542	31,890	4.51	$698,373	30,381	4.35

Interest-bearing liabilities:
Checking accounts	$96,387	103	0.11	$86,750	62	0.07
Savings accounts	79,587	63	0.08	77,630	61	0.08
Money market accounts	177,587	1,171	0.66	199,202	865	0.43
Certificates	121,914	1,995	1.64	114,243	1,243	1.09
Advances and other borrowings	287	7	2.54	140	2	1.71
Total interest-bearing liabilities	$475,762			$477,965
Non-interest checking	163,420			156,482
Other non-interest bearing deposits	2,057			1,534
Total interest-bearing liabilities and non-interest bearing deposits	$641,239	3,339	0.52	$635,981	2,233	0.35
Net interest income		28,551			28,148
Net interest rate spread			3.99%			4.00%
Net interest margin			4.04%			4.03%

Provision for Loan Losses

The provision for loan losses was ($1.2) million for 2019, a decrease of $0.6 million compared to the ($0.6) million provision for loan losses for 2018. The credit provision amount for the period was primarily the result of the increase in net recoveries received during 2019 when compared to the same period of 2018. The net recoveries, combined with the changes in the credit reserve amounts required on the existing portfolio, resulted in a reduction of the overall provision for loan losses between the periods. Total non-performing assets were $2.7 million at December 31, 2019, a decrease of $0.4 million, or 13.9%, from $3.1 million at December 31, 2018. Non-performing loans decreased $0.6 million and foreclosed and repossessed assets increased $0.2 million during 2019. The decrease in the non-performing loans was primarily related to a $1.3 million non-performing loan relationship in the manufacturing industry that was reclassified as an accruing loan and a $0.6 million loan in the trucking industry that was reclassified as non-accruing during the year.

A reconciliation of the allowance for loan losses for 2019 and 2018 is summarized as follows:

(in thousands)	2019	2018
Balance beginning of period	$8,686	$9,311
Provision	(1,216)	(649)
Charge offs:
Commercial	(880)	(270)
Consumer	(107)	(226)
Single family	(1)	(24)
Recoveries	2,082	544
Balance at December 31,	$8,564	$8,686

Non-Interest Income and Expense

Non-interest income was $8.5 million for the year ended December 31, 2019, an increase of $0.8 million, or 9.6%, from $7.7 million for the year ended December 31, 2018. Gain on sales of loans increased $0.8 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased $0.1 million due primarily to an increase in the gains recognized on equity securities between the periods. Loan servicing fees increased slightly due to an increase in single family loan servicing fees earned between the periods. These increases were partially offset by a decrease of $0.2 million in fees and service charges due to a decrease in commitment fees and late charges earned on loans between the periods.

Non-interest expense was $27.1 million for the year ended December 31, 2019, an increase of $1.7 million, or 6.8%, from $25.4 million for the year ended December 31, 2018. Compensation and benefits expense increased $0.9 million primarily because of annual salary increases, the opening of a new branch location, and an increase in the compensation paid as a result of the increased mortgage loan production between the periods. Professional services expense increased $0.4 million between the periods due primarily to an increase in legal expenses relating to a bankruptcy litigation claim. Other non-interest expense increased $0.2 million due to an increase in mortgage loan servicing expenses because of the increase in serviced loans that were refinanced between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and maintenance costs.

Income tax expense was $3.3 million for the year ended December 31, 2019, an increase of $0.4 million from $2.9 million for the year ended December 31, 2018. Income tax expense increased between the periods because of an increase in the effective tax rate. The effective tax rate increased primarily because of a change in the tax deductibility of certain expenses between the periods.

Return on Assets and Equity

Return on average assets (annualized) for 2019 was 1.05%, compared to 1.14% for 2018. Return on average equity (annualized) was 8.74% for 2019, compared to 9.88% for 2018. Book value per share at December 31, 2019 was $19.13, compared to $17.19 at December 31, 2018.

Annual Meeting

HMN announced that its 2020 annual meeting of shareholders will be held at the Rochester Golf and Country Club in Rochester, Minnesota on Tuesday, April 28, 2020 at 10:00 a.m. CDT.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, maintaining net interest margins, reducing non-performing assets, and generating improved financial results (including profitability); the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
(Dollars in thousands)	2019	2018
	(unaudited)
Assets
Cash and cash equivalents	$44,399	20,709
Securities available for sale:
Mortgage-backed and related securities (amortized cost $54,777 and $8,159)	54,851	8,023
Other marketable securities (amortized cost $52,751 and $73,222)	52,741	71,836
	107,592	79,859

Equity securities	167	121
Loans held for sale	3,606	3,444
Loans receivable, net	596,392	586,688
Accrued interest receivable	2,251	2,356
Real estate, net	580	414
Federal Home Loan Bank stock, at cost	854	867
Mortgage servicing rights, net	2,172	1,855
Premises and equipment, net	10,515	9,635
Goodwill	802	802
Core deposit intangible	156	255
Prepaid expenses and other assets	6,451	2,668
Deferred tax asset, net	1,702	2,642
Total assets	$777,639	712,315

Liabilities and Stockholders’ Equity
Deposits	$673,870	623,352
Accrued interest payable	420	346
Customer escrows	2,413	1,448
Accrued expenses and other liabilities	8,288	4,022
Total liabilities	684,991	629,168
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,365	40,090
Retained earnings, subject to certain restrictions	107,547	99,754
Accumulated other comprehensive loss	46	(1,096)
Unearned employee stock ownership plan shares	(1,643)	(1,836)
Treasury stock, at cost 4,284,840 and 4,292,838 shares	(53,758)	(53,856)
Total stockholders’ equity	92,648	83,147
Total liabilities and stockholders’ equity	$777,639	712,315

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loans receivable	$7,190	7,310	29,787	28,535
Securities available for sale:
Mortgage-backed and related	197	49	343	197
Other marketable	252	296	1,157	1,138
Other	222	142	603	511
Total interest income	7,861	7,797	31,890	30,381

Interest expense:
Deposits	914	650	3,332	2,231
Advances and other borrowings	0	0	7	2
Total interest expense	914	650	3,339	2,233
Net interest income	6,947	7,147	28,551	28,148
Provision for loan losses	236	(167)	(1,216)	(649)
Net interest income after provision for loan losses	6,711	7,314	29,767	28,797

Non-interest income:
Fees and service charges	795	909	3,100	3,330
Loan servicing fees	321	314	1,278	1,255
Gain on sales of loans	1,106	483	2,941	2,095
Other	294	242	1,136	1,034
Total non-interest income	2,516	1,948	8,455	7,714

Non-interest expense:
Compensation and benefits	4,163	3,652	15,659	14,728
Occupancy and equipment	1,158	1,062	4,442	4,304
Data processing	338	331	1,263	1,270
Professional services	492	264	1,573	1,137
Other	1,193	997	4,168	3,948
Total non-interest expense	7,344	6,306	27,105	25,387
Income before income tax expense	1,883	2,956	11,117	11,124
Income tax expense	647	604	3,324	2,888
Net income	1,236	2,352	7,793	8,236
Other comprehensive income (loss), net of tax	67	601	1,142	(69)
Comprehensive income available to common shareholders	$1,303	2,953	8,935	8,167
Basic earnings per share	$0.27	0.51	1.69	1.89
Diluted earnings per share	$0.27	0.51	1.68	1.71

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
Selected Financial Data:	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
I. OPERATING DATA:
Interest income	$7,861	7,797	31,890	30,381
Interest expense	914	650	3,339	2,233
Net interest income	6,947	7,147	28,551	28,148

II. AVERAGE BALANCES:
Assets (1)	768,860	723,988	738,908	723,514
Loans receivable, net	585,086	587,623	589,520	586,664
Mortgage-backed and related securities (1)	91,940	79,204	82,383	79,377
Interest-earning assets (1)	733,431	698,060	706,542	698,373
Interest-bearing liabilities	667,103	636,267	641,239	635,981
Equity (1)	92,631	83,005	89,122	83,331

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.64%	1.29%	1.05%	1.14%
Interest rate spread information:
Average during period	3.71	4.02	3.99	4.00
End of period	3.66	4.02	3.66	4.02
Net interest margin	3.76	4.06	4.04	4.03
Ratio of operating expense to average
total assets (annualized)	3.79	3.46	3.67	3.51
Return on average common equity (annualized)	5.29	11.24	8.74	9.88
Efficiency	77.61	69.34	73.25	70.79
	December 31,	December 31,
	2019	2018
IV. EMPLOYEE DATA:
Number of full time equivalent employees	181	182

V. ASSET QUALITY:
Total non-performing assets	$2,661	3,092
Non-performing assets to total assets	0.34%	0.43%
Non-performing loans to total loans receivable, net	0.35%	0.46%
Allowance for loan losses	$8,564	8,686
Allowance for loan losses to total assets	1.10%	1.22%
Allowance for loan losses to total loans receivable, net	1.44%	1.48%
Allowance for loan losses to non-performing loans	411.45%	324.27%

VI. BOOK VALUE PER COMMON SHARE:
Book value per common share	$19.13	17.19
	Year Ended	Year Ended
	Dec 31, 2019	Dec 31, 2018
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.91%	11.67%
Average stockholders’ equity to average assets (1)	12.06	11.52
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	110.18	109.81
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.21	13.26
Tier 1 capital leverage ratio	10.89	11.00
Tier 1 capital ratio	13.21	13.26
Risk-based capital	14.46	14.52

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.